Rule 424(B)(3)
File No. 333-13285

     This Tenth Supplement to Prospectus amends and supplements the Prospectus dated March 9, 1998, as amended and supplemented (the "Prospectus"), of PennCorp Financial Group, Inc. (the "Company") relating to the offer and sale by the Selling Securityholders (as defined in the Prospectus) of (i) (x) up to 2,875,000 shares of $3.50 Series II Convertible Preferred Stock, par value $0.01 per share (the "Convertible Preferred Stock"), of the Company and (y) up to 4,118,911 shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company or such other number of shares of Common Stock resulting from an adjustment to the conversion price of the Convertible Preferred Stock pursuant to the antidilution provisions of the Certificate of Designation governing the Convertible Preferred Stock issuable upon conversion of the Convertible Preferred Stock, and (ii) the offer and sale by the Company of the Common Stock issuable upon conversion of the Convertible Preferred Stock.

     The following table sets forth certain information as of December 4, 1997 (except as otherwise indicated) as to the security ownership of the Selling Securityholders. Except as set forth below, none of the Selling Securityholders has had a material relationship with the Company or any of its predecessors or affiliates within the past three years. The table includes information furnished to the Company by The Depository Trust Company, the transfer agent for the Convertible Preferred Stock and the Common Stock and by or on behalf of the Selling Securityholders.

                                  SHARES OF CONVERTIBLE
                                     PREFERRED STOCK
                                 BENEFICIALLY OWNED PRIOR                                SHARES OF COMMON
                                     TO THIS OFFERING        NUMBER OF SHARES OF         STOCK UNDERLYING
                                --------------------------       CONVERTIBLE       CONVERTIBLE PREFERRED STOCK,
                                               PERCENT OF      PREFERRED STOCK             ALL OF WHICH
                                                  TOTAL       INCLUDED IN THIS           ARE INCLUDED IN
             NAME               NUMBER         OUTSTANDING        OFFERING                THIS OFFERING
             ----               -------        -----------   -------------------   ----------------------------
Alpine Associates.............  254,700(1)         8.9             254,700                   364,900
Lipper Convertibles LP........  244,300(3)         8.5             244,300                   350,000
Highbridge International
  LDC.........................  243,140(21)        8.5             243,140                   348,338
Forest Fulcrum Fund LP........  175,500(5)         6.1             175,500                   251,433
General Motors Employees
  Domestic Group Trust, Mellon
  Bank, N.A., as trustee......  224,550(2)         7.8             224,550                   321,705
Salomon Smith Barney(*).......  163,380(18)        5.7             163,380                   234,069
WG Trading Co LP..............  146,250(18)        5.1             146,250                   209,527
MFS Total Return Fund.........  140,100(6)         4.9             140,100                   200,716
Swiss Bank Corporation --
  London Branch...............  127,500(5)         4.4             127,500                   182,665
Forest Global Convert Fd Ser
  A-S.........................  117,700(8)         4.1             117,700                   168,624
Cincinnati Insurance
  Company.....................  100,000(2)         3.5             100,000                   143,266
GPZ Trading...................   98,000(9)         3.4              98,000                   140,401
Putnam Convertible Income --
  Growth Trust................   83,700(10)        2.9              83,700                   119,914
Pacific Horizon Capital Income
  Fund........................   75,000(11)        2.6              75,000                   107,450
Donaldson, Lufkin & Jenrette
  Securities
  Corporation(**).............   71,800(12)        2.5              71,800                   102,865
Paloma Securities L.L.C. .....   68,160            2.4              68,160                    97,650
Alexandra Global Investment
  Fund I, Ltd. ...............   67,500(28)        2.3              67,500                    96,704
Oppenheimer Bond Fund for
  Growth......................   60,000(6)         2.1              60,000                    85,960
Silverton International Fund
  Limited.....................   52,440            1.8              52,440                    75,129
Cincinnati Life Insurance
  Company.....................   50,000(2)         1.7              50,000                    71,633
Golden Rule Insurance
  Company.....................   44,000            1.5              44,000                    63,037

                                  SHARES OF CONVERTIBLE
                                     PREFERRED STOCK
                                 BENEFICIALLY OWNED PRIOR                                SHARES OF COMMON
                                     TO THIS OFFERING        NUMBER OF SHARES OF         STOCK UNDERLYING
                                --------------------------       CONVERTIBLE       CONVERTIBLE PREFERRED STOCK,
                                               PERCENT OF      PREFERRED STOCK             ALL OF WHICH
                                                  TOTAL       INCLUDED IN THIS           ARE INCLUDED IN
             NAME               NUMBER         OUTSTANDING        OFFERING                THIS OFFERING
             ----               -------        -----------   -------------------   ----------------------------
Motors Insurance
  Corporation.................   43,450(2)         1.5              43,450                    62,249
Aim Balanced Fund.............   40,000            1.4              40,000                    57,307
Jefferies & Co. Inc...........   37,100(27)        1.3              37,100                    53,153
BNP Arbitrage SNC.............   27,000(22)        0.9              27,000                    38,682
Colonial Investment Group.....   25,000(30)        0.9              25,000                    35,816
The Alpine Group..............   22,500(1)         0.8              22,500                    32,235
Toronto Dominion (New York),
  Inc.........................   19,780(14)        0.7              19,780                    28,338
KA Trading L.P. ..............   17,500(2)         0.6              17,500                    25,072
KA Management Ltd. ...........   17,500(2)         0.6              17,500                    25,072
Q Investments, L.P. ..........   16,250(14)        0.6              16,250                    23,281
Xerox Corporation.............   16,000            0.6              16,000                    22,923
New Hampshire State Retirement
  System......................   12,900(10)        0.4              12,900                    18,481
LLT LTD.......................   12,000(14)        0.4              12,000                    17,192
Promutual.....................   10,800(10)        0.4              10,800                    15,473
Hartford Fire Insurance
  Company.....................   10,350(10)        0.4              10,350                    14,828
Offshore Strategies Ltd.......   10,000(25)        0.3              10,000                    14,327
Chase Manhattan Bank..........   10,000(23)        0.3              10,000                    14,327
Orrington Investments L.P. ...    9,950(15)        0.3               9,950                    14,255
Putnam Convertible
  Opportunities and Income
  Trust.......................    9,390(10)        0.3               9,390                    13,453
R(2) Investments, LDC.........    8,750(14)        0.3               8,750                    12,536
TQA Vantage Fund, L.P. .......    8,000(6)         0.3               8,000                    11,461
General Motors Foundation,
  Inc. .......................    7,000(2)         0.2               7,000                    10,029
TQA Vantage Plus Fund,
  Ltd. .......................    6,000(6)         0.2               6,000                     8,596
TQA Leverage Fund, L.P. ......    6,000(6)         0.2               6,000                     8,596
Laterman Strategies 90s LLC...    6,000(25)        0.2               6,000                     8,596
Orrington International Fund
  Ltd. .......................    5,700(15)        0.2               5,700                     8,166
Putnam Balanced Retirement
  Fund........................    5,300(10)        0.2               5,300                     7,593
The Northwestern Mutual Life
  Insurance Company...........    5,000(1)(17)     0.2               5,000                     7,163
Boston College Endowment......    4,850(10)        0.2               4,850                     6,949
No. Dakota State Land.........    4,700(6)         0.2               4,700                     6,734
TCW Galileo CVT Fund..........    4,500(6)         0.2               4,500                     6,447
Bank of America Convertible
  Securities Fund.............    4,500            0.2               4,500                     6,447
Laterman & Company............    4,000(25)        0.1               4,000                     5,731
Pacific Innovation Trust
  Capital Income Fund.........    3,850(11)        0.1               3,850                     5,516
Museum of Fine Arts, Boston...    2,960(10)        0.1               2,960                     4,241
University of Rochester.......    2,600(10)        0.1               2,600                     3,725
Employee Benefit Convertible
  Securities Fund.............    2,500            0.1               2,500                     3,582
Prudential Securities, Inc....    1,500(27)        0.1               1,500                     2,149
Credit Suisse First Boston
  Corporation.................      700(29)        ***                 700                     1,003
Putnam Funds Trust -- Putnam
  High Yield Total Return
  Fund........................      435(10)        ***                 435                       623

---------------

  * Smith Barney Inc. was an underwriter in connection with the Company's 1996 Common Stock offering and an initial purchaser in connection with the Company's 1996 private placement of preferred stock. In addition, on February 18, 1998, the Company engaged Salomon Smith Barney to review strategic alternatives for maximizing stockholder value. See "Recent Developments."

 ** Donaldson, Lufkin & Jenrette Securities Corporation was an underwriter in connection with the Company's 1996 Common Stock offering and an initial purchaser in connection with the Company's 1996 private placement of preferred stock.

***  Less than 0.1% after rounding.

 (1) As of November 25, 1997.

 (2) As of November 26, 1997.

 (3) As of December 5, 1997.

 (4) As of December 10, 1997.

 (5) As of December 1, 1997.

 (6) As of December 8, 1997.

 (7) As of February 11, 1998.

 (8) As of March 19, 1998.

 (9) As of December 3, 1997.

(10) As of December 11, 1997.

(11) As of January 5, 1998.

(12) As of December 9, 1997.

(13) As of December 4, 1997.

(14) As of December 2, 1997.

(15) As of February 20, 1998.

(16) As of January 30, 1998.

(17) All such shares are held in The Northwestern Mutual Life Insurance Company Group Annuity Separate Account.

(18) As of March 25, 1998.

(19) As of November 28, 1997.

(20) As of January 8, 1998.

(21) As of May 13, 1998.

(22) As of April 28, 1998.

(23) As of June 1, 1998.

(24) As of July 29, 1998.

(25) As of July 21, 1998.

(26) As of September 23, 1998.

(27) As of October 5, 1998.

(28) As of September 29, 1998.

(29) As of December 9, 1998.

(30) As of January 11, 1999.

     No holder may offer Convertible Preferred Stock and Common Stock issued upon conversion thereof pursuant to this Prospectus until such holder is included as a Selling Securityholder in a supplement to this Prospectus.

     Because the Selling Securityholders may offer all or some of the shares of Convertible Preferred Stock and Common Stock issued upon conversion thereof pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of Convertible Preferred Stock or underlying Common Stock, no estimate can be given as to the number of shares of Convertible Preferred Stock and Common Stock that will be held by the Selling Securityholders after completion of this offering. See "Plan of Distribution."

     The date of this Tenth Supplement to Prospectus is January 12, 1999.